NEW JERSEY RESOURCES CORPORATION

2007 Stock Award and Incentive Plan

Restricted Stock Agreement

This Restricted Stock Agreement (the "Agreement"), which includes the attached “Terms and Conditions of Restricted Stock” (the “Terms and Conditions”), confirms the grant on _______, 20__ (the “Grant Date”) by NEW JERSEY RESOURCES CORPORATION, a New Jersey corporation (the "Company"), to ("Employee"), under Section 6(d) of the 2007 Stock Award and Incentive Plan (the "Plan"), of Restricted Stock as follows:

Number granted:        _________ shares of Restricted Stock

Fair Market Value

at Grant Date:	$________ per share

How Restricted Stock Vests:
The Restricted Stock, if not previously forfeited, will vest on the dates and as to the number of shares in the following table provided Employee remains employed by the Company or a Subsidiary from the Grant Date through the Stated Vesting Date:

Stated Vesting Date	Number of Shares That Vest at that Date

In addition, if not previously forfeited, the Restricted Stock (i) will become immediately vested in full upon a Change in Control prior to the Stated Vesting Date, if (A) Employee remains employed by the Company or a Subsidiary from the Grant Date through the Change in Control and (B) no provision is made for the continuance, assumption or substitution of the Restricted Stock by the Company or its successor in connection with the Change in Control and (ii) will become vested upon the occurrence of certain events relating to Retirement and Termina-tion of Employment prior to the Stated Vesting Date to the extent provided in Section 3 of the attached Terms and Conditions. The terms "vest" and "vesting" mean that the Restricted Stock has become transferable and non-forfeitable. If Employee has a Termination of Employment prior to a Stated Vesting Date and shares of Restricted Stock are not otherwise deemed vested by that date, such Restricted Stock will be immediately forfeited. Forfeited Restricted Stock ceases to be outstanding and in no event will thereafter result in any delivery of shares of Stock to Employee.

The Restricted Stock is subject to the terms and conditions of the Plan and this Agreement, including the attached Terms and Conditions. The number and kind of shares of Restricted Stock and other terms of the Restricted Stock are subject to adjustment in accordance with Section 4(b) of the attached Terms and Conditions and Section 11(c) of the Plan. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.

Employee acknowledges and agrees that (i) Restricted Stock is nontransferable, except as provided in Section 2 of the attached Terms and Conditions and Section 11(b) of the Plan, (ii) the Restricted Stock is subject to forfeiture in the event of Employee's Termination of Employment in certain circumstances prior to vesting, as specified in Section 3 of the attached Terms and Conditions, and (iii) sales of the shares of Stock following vesting of the Restricted Stock will be subject to the Company's policy regulating trading by employees.

IN WITNESS WHEREOF, NEW JERSEY RESOURCES CORPORATION has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has duly executed this Agreement, by which each has agreed to the terms of this Agreement.

EMPLOYEE                        NEW JERSEY RESOURCES CORPORATION

_________________________                By:_________________________
[Employee Name]                     [Name]
[Title]

TERMS AND CONDITIONS OF RESTRICTED STOCK

The following Terms and Conditions apply to the Restricted Stock granted to Employee by NEW JERSEY RESOURCES CORPORATION (the "Company"), and Restricted Stock resulting from Dividend Equivalents (as defined below), if any, as specified in the Restricted Stock Agreement (of which these Terms and Conditions form a part). Certain terms of the Restricted Stock, including the number of shares granted and vesting date(s), are set forth on the preceding pages, which is an integral part of this Agreement.

1.    General. The Restricted Stock is granted to Employee under the Company's 2007 Stock Award and Incentive Plan (the "Plan"), a copy of which has been previously delivered to Employee and/or is available upon request to the Human Resources Department. All of the applicable terms, conditions and other provisions of the Plan are incorporated by reference herein. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan. If there is any conflict between the provisions of this document and mandatory provisions of the Plan, the provisions of the Plan govern. Employee agrees to be bound by all of the terms and provisions of the Plan (as presently in effect or later amended), the rules and regulations under the Plan adopted from time to time, and the decisions and determinations relating to the Plan and grants thereunder of the Leadership Development and Compensation Committee of the Company's Board of Directors (the "Committee") made from time to time.

2.    Nontransferability. Until such time as the Restricted Stock has become vested in accordance with the terms of this Agreement, Employee may not transfer Restricted Stock or any rights hereunder to any third party other than by will or the laws of descent and distribution. This restriction on transfer precludes any sale, assignment, pledge, or other encumbrance or disposition of the shares of Restricted Stock (except for forfeitures to the Company).

3.    Termination Provisions. The following provisions will govern the vesting and forfeiture of the Restricted Stock that is outstanding at the time of Employee's Termination of Employment (as defined below) (i) by the Company without Cause (as defined below) or by the Employee for Good Reason (as defined below), in either case during the CIC Protection Period (as defined below), or (ii) due to death or Disability (as defined below) or (iii) when Employee is or becomes eligible to terminate employment due to Retirement (as defined below), unless otherwise determined by the Committee (subject to Section 8(a) hereof):

(a)    Death, Disability or Retirement. In the event of Employee's Termination of Employment due to death or Disability, a Pro Rata Portion of the outstanding Restricted Stock, to the extent not vested previously, will vest immediately. In the event Employee is or becomes eligible to terminate employment due to Retirement, a Monthly Pro Rata Portion of the outstanding Restricted Stock will vest (i) at the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date) and (ii) at the end of each calendar month (after the Grant Date) following the time the Employee is or becomes eligible to terminate employment due to Retirement and coinciding with or preceding the Employee’s Termination of Employment. Any portion of the outstanding Restricted Stock not vested at the date of Termination of Employment will be forfeited.

(b)    Termination by the Company or by Employee. In the event of Employee’s Termination of Employment by the Company without Cause within the CIC Protection Period and other than for Disability, or by Employee for Good Reason within the CIC Protection Period, a Pro Rata Portion of the outstanding Restricted Stock, to the extent not previously vested, will vest at the time of Employee’s Termination of Employment. In the event of Employee's Termination of Employment (i) by the Company for Cause, (ii) by the Company for any reason other than Disability prior to or after the CIC Protection Period, (III) by Employee (other than for Good Reason or upon a Retirement), or (iv) by Employee (other than for a Retirement) before or after the CIC Protection Period, the portion of the outstanding Restricted Stock not vested at the date of Termination will be forfeited.

(c)    Certain Definitions. The following definitions apply for purposes of this Agreement:

(i)    “Cause” has the same definition as under any employment or similar agreement between the Company and Employee or, if no such agreement exists or if such agreement does not contain any such definition, Cause means (i) Employee’s conviction of a felony or the entering by Employee of a plea of nolo contendere to a felony charge, (ii) Employee’s gross neglect, willful malfeasance or willful gross misconduct in connection with his or her employment which has had a significant adverse effect on the business of the Company and its subsidiaries, unless Employee reasonably believed in good faith that such act or non-act was in or not opposed to the best interest of the Company, or (iii) repeated material violations by Employee of the duties and obligations of Employee’s position with the Company which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on Employee’s part and which result in material damage to the Company’s business or reputation.

(ii)    “CIC Protection Period” means the two-year period beginning on the date of a Change in Control and ending on the day before the second annual anniversary of the date of the Change in Control.

(iii)    "Disability" means Employee has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations of his employment because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of at least six consecutive months. The Company and Employee shall agree on the identity of a physician to resolve any question as to Employee's disability. If the Company and Employee cannot agree on the physician to make such determination, then the Company and Employee shall each select a physician and those physicians shall jointly select a third physician, who shall make the determination. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(iv)    “Good Reason” has the same definition as under any employment or similar agreement between the Company and Employee; but, if no such agreement exists or if any such agreement does not contain or reference any such definition, Good Reason shall not apply to the Employee for purposes of this Agreement.

(v)    “Monthly Pro Rata Portion” means, for each tranche of Restricted Stock (A) at the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date), a fraction the numerator of which is the number of days that have elapsed from first day of the Company’s fiscal year which includes the Grant Date to the end of the calendar month coinciding with or immediately preceding the time the Employee first becomes eligible to terminate employment due to Retirement (if after the Grant Date) and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche and (B) after the Employee is or first becomes eligible to terminate employment due to Retirement, a fraction the numerator of which is the number of days that have elapsed from the end of the immediately preceding calendar month with respect to which a Monthly Pro Rata Portion of the Restricted Stock vested (or, if none, the first day of the Company’s fiscal year which includes the Grant Date) and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche.

(vi)    "Pro Rata Portion" means, for each tranche of Restricted Stock, a fraction the numerator of which is the number of days that have elapsed from the first day of the Company’s fiscal year which includes the Grant Date to the date of Employee's Termination of Employment and the denominator of which is the number of days from the first day of the Company’s fiscal year which includes the Grant Date to the Stated Vesting Date for that tranche. A "tranche" is that portion of the Restricted Stock that has a unique Stated Vesting Date.

(vii)    “Retirement” means the Employee has attained age 65, or age 55 with 20 or more years of service.

(viii)    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code (“Section 424(f) Corporation”) and any partnership, limited liability company or joint venture in which either the Company or Section 424(f) Corporation is at least a fifty percent (50%) equity participant.

(ix)    "Termination of Employment" and “Termination” means the earliest time at which Employee is not employed by the Company or a Subsidiary of the Company and is not serving as a non-employee director of the Company or a Subsidiary of the Company.

(e)    Termination by the Company for Cause. In the event of Employee’s Termination of Employment by the Company for Cause, the portion of the then-outstanding Performance Shares not earned and vested prior to such time will be forfeited immediately upon notice to Employee that the Company is terminating the Employee’s employment for Cause.

4.    Dividends and Adjustments.

(a)    Dividends. In the event of dividends or distributions on Stock, the following terms and conditions shall apply except as provided in Section 4(b) below:

(i)    In the event of a cash dividend or distribution on Stock or a non-cash dividend or distribution in the form of property other than Stock payable on Stock (including shares of a Subsidiary of the Company distributed in a spin-off), the Company shall immediately convert such dividend or distribution into Restricted Stock and such additional Restricted Stock will become vested if and to the same extent as the original Restricted Stock with respect to which the dividend or distribution was payable becomes vested, and shall be subject to all other terms and conditions as applied to the original Restricted Stock.

(ii)    In the event of a dividend or distribution in the form of Stock or split-up of shares, the Stock issued or delivered as such dividend or distribution or resulting from such split-up will be deemed to be additional Restricted Stock and will become vested if and to the same extent as the original Restricted Stock with respect to which the dividend or distribution was payable becomes vested, and shall be subject to all other terms and conditions as applied to the original Restricted Stock.

(b)    Adjustments. The number and kind of shares of Restricted Stock, the number of such shares to be vested and other terms and conditions of Restricted Stock or otherwise contained in this Agreement shall be appropriately adjusted, in order to prevent dilution or enlargement of Employee’s rights hereunder, to reflect any changes in the number of outstanding shares of Stock resulting from any event referred to in Section 11(c) of the Plan, taking into account any Restricted Stock or other amounts paid or credited to Employee in connection with such event under Section 4(a) hereof, in the sole discretion of the Committee. The Committee may determine how to treat or settle any fractional share resulting under this Agreement.

5.    Other Terms of Restricted Stock.

(a)    Voting and Other Shareholder Rights. Employee shall be entitled to vote Restricted Stock on any matter submitted to a vote of holders of Stock, and shall have all other rights of a shareholder of the Company except as expressly limited by this Agreement and the Plan.

(b)    Consideration for Grant of Restricted Stock. Employee shall be required to pay no cash consideration for the grant of the Restricted Stock, but Employee's performance of services to the Company prior to the vesting of the Restricted Stock shall be deemed to be consideration for this grant of Restricted Stock.

(c)    Insider Trading Policy Applicable. Employee acknowledges that sales of shares resulting from Restricted Stock that has become vested will be subject to the Company's policies regulating trading by executive officers and employees.

(d)    Certificates Evidencing Restricted Stock. Restricted Stock shall be evidenced by issuance of one or more certificates in the name of Employee, bearing an appropriate legend referring to the terms, conditions, and restrictions applicable hereunder, and shall remain in the physical custody of the General Counsel of the Company or his designee until such time as such shares of Restricted Stock have become vested and the restrictions hereunder have therefore lapsed. In addition, Restricted Stock shall be subject to such stop-transfer orders and other restrictive measures as the General Counsel of the Company shall deem advisable under federal or state securities laws, rules and regulations thereunder, and rules of the New York Stock Exchange, or to implement the terms, conditions and restrictions hereunder, and the General Counsel may cause a legend or legends to be placed on any such certificates to make appropriate reference to the terms, conditions and restrictions hereunder.

(e)     Stock Powers. Employee agrees to execute and deliver to the Company one or more stock powers, in such form as may be specified by the General Counsel, authorizing the transfer of the Restricted Stock to the Company, at the Grant Date or upon request at any time thereafter.

6.    Employee Representations and Warranties and Release. As a condition to any non-forfeiture of the Restricted Stock that vests upon Termination of Employment (other than due to death), the Company may require Employee (i) to make any representation or warranty to the Company as may be required under any applicable law or regulation, and (ii) to execute a release from claims against the Company arising at or before the date of such release, in such form as may be specified by the Company and let the revocation period expire without having revoked same, within sixty (60) days after the Termination of Employment.

7.    Miscellaneous.

(a)    Binding Agreement; Written Amendments. This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties. This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock, and supersedes any prior agreements or documents with respect to the Restricted Stock. No amendment or alteration of this Agreement which may impose any additional obligation upon the Company shall be valid unless expressed in a written instrument duly executed in the name of the Company, and no amendment, alteration, suspension or termination of this Agreement which may materially impair the rights of Employee with respect to the Restricted Stock shall be valid unless expressed in a written instrument executed by Employee.

(b)    No Promise of Employment. The Restricted Stock and the granting thereof shall not constitute or be evidence of any agreement or understanding, express or implied, that Employee has a right to continue as an officer or employee of the Company for any period of time, or at any particular rate of compensation.

(c)    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws (including those governing contracts) of the state of New Jersey, without giving effect to principles of conflicts of laws, and applicable federal law.

(d)    Tax Withholding.  The Company may withhold from any payment relating to the Restricted Stock, including from a vesting or distribution of Stock, or any payroll or other payment to the Employee, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving the Restricted Stock, and to take such other action as the Committee may deem advisable to enable the Company and Employee to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Restricted Stock. The Company may also withhold or receive shares of Stock or other property and to make cash payments in respect thereof in satisfaction of the Employee's withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations.  Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with the Restricted Stock necessary to satisfy statutory withholding requirements will be withheld, unless withholding of any additional amount of Stock will not result in additional accounting expense to the Company.  Notwithstanding the foregoing, Employee shall be responsible to pay in cash, or by delivery of shares of Stock the Employee previously acquired, for any withholding taxes that may be due upon any Section 83(b) election with respect to the Restricted Stock.

(e)    Notices. Any notice to be given the Company under this Agreement shall be addressed to the Company at its principal executive offices, in care of the Vice President, Corporate Services or the officer designated by the Company as responsible for the administration of this Agreement, and any notice to Employee shall be addressed to Employee at Employee’s address as then appearing in the records of the Company.

Sample Section 83(b) Election Form

Election Statement Under Internal Revenue Code Section 83(b)
Taxpayer Name:	_____________
Address:	_____________________ _____ ___________ _______
Social Security or Taxpayer ID Number:	______________
Description of Property:	_____ [number] shares of common stock of New Jersey Resources Corporation
Date on which Property Transferred and Taxable Year for which the election is being made:	20__ (Restricted Stock granted on ______, 20__)
Nature of the restriction:
Restricted Stock is non-transferable and subject to a risk of forfeiture until vesting, The Restricted Stock generally vests __% per year on the first __ anniversaries of the grant date based upon continued employment.

Fair market value of stock on date of transfer:	$_____
Amount paid to purchase the stock:	$- 0 -
I have furnished copies of this statement to persons required by U.S. Treasury Regulation 1.83-2(d)
________________ Signature of Taxpayer	Date _________________
________________ Print or type signature

This is a sample Election Form which may be used to make a Section 83(b) election to be taxed on a grant of Restricted Stock at the time of grant rather than at the time of vesting. You are free to use whatever election form you and your financial advisor deem appropriate. New Jersey Resources Corporation (the "Company") makes no recommendation as to whether a person granted Restricted Stock should make a Section 83(b) election, but issues the following cautionary statements:
Cautionary Statements:

(1)
If you make a Section 83(b) election and later forfeit the Restricted Stock, you will not be able to rescind the election, claim a capital loss relating to the shares, receive a refund of the taxes paid, apply the taxes paid to any other liability you may have, or otherwise get any benefit whatsoever from your payment of taxes on the Restricted Stock as a result of the Section 83(b) election. This is a risk that you will avoid if you do not file a Section 83(b) election, because absent the election you will be taxed at the time the Restricted Stock vests (if it is not previously forfeited) based on the fair market value of the shares at the time of vesting.

(2)
You must have cash available to pay the taxes due as a result of your making a Section 83(b) election, including withholding taxes. You may not sell any of the shares of Restricted Stock and you may not direct us to withhold any of the shares of Restricted Stock to satisfy this obligation.

(3)
In considering whether you might benefit from a Section 83(b) election, you should consider alternatives that might be of greater benefit. A Section 83(b) election could be advantageous if the market value of the shares of Restricted Stock has gone up significantly at the time of vesting. However, if you do not make a Section 83(b) election but, instead, you use the cash that you would have paid in taxes to invest in additional shares of Company common stock in the market, in some cases your total return, net of taxes, would be greater. This strategy would also avoid the risk described in (1) above.

(4)
Filing a Section 83(b) election represents an increased financial investment in Company common stock. As an employee and based on your other equity awards and ownership of Company common stock, your financial well-being may already be significantly tied to the financial success of the Company. You should consider whether your savings and financial assets are adequately diversified before making a Section 83(b) election.

How to File a Section 83(b) Election

(1)	To be valid, the Section 83(b) Election Form must be filed with the Internal Revenue Service within 30 days after grant of the Restricted Stock.

(2)
To file the Section 83(b) Election, send it to the IRS Office where you file your income tax return. It is recommended that you send it certified mail, return receipt requested, so that you have proof of filing.

(3)	You must also send a copy to the Company. Please address the copy to the attention of Vice President, Human Resources.

(4)	Attach a copy of the 83(b) when you file your income taxes for the year of the election.

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